Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

STATE OF FLORIDA
OFFICE OF FINANCIAL REGULATION

TALLAHASSEE, FLORIDA

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In the Matter of                                                                            )                           CONSENT ORDER
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TIB BANK                                                                                    )
NAPLES, FLORIDA                                                                    )                                FDIC 10-358b
)                           OFR 0747-FI-05/10
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(Insured State Nonmember Bank)                                             )
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The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for TIB Bank, Naples, Florida (“Bank”), under 12 U.S.C. § 1813(q).
The Bank, by and through its duly elected and acting Board  (“Board”), has executed a “Stipulation to the Issuance of a Consent Order” (“STIPULATION”), dated June 29, 2010, that is accepted by the FDIC and the Florida Office of Financial Regulation (“OFR”).  The OFR may issue an order pursuant to Chapter 120 and Section 655.033, Florida Statutes (2009).
With this Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices relating to weaknesses in asset quality, capital adequacy, earnings, liquidity, and management effectiveness, to the issuance of this Consent Order (“ORDER”) by the FDIC and the OFR.
Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) and under Chapter 120 and Section 655.033, Florida Statutes have been satisfied, the FDIC and the OFR hereby order that:

1.           BOARD OF DIRECTORS
(a) Immediately upon issuance of this ORDER, the Board shall continue to increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  The Board shall continue to prepare in advance and follow a detailed written agenda for each meeting, including consideration of the actions of any committees.  Nothing in the foregoing sentences shall preclude the Board from considering matters other than those contained in the agenda.  This participation shall be consistent with its past practices and continue to include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved:  reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  Board minutes shall continue to document these reviews and approvals, including the names of any dissenting directors.
       (b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER.  Three of the members of the Directors’ Committee shall not be officers of the Bank.  The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER.  The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting.  Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records.  Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.
2.           MANAGEMENT
(a) Within 60 days from the effective date of this ORDER, the Bank shall continue to have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank.  Each member of management shall be provided appropriate written authority from the Bank's Board to implement the provisions of this ORDER.  At a minimum, management shall include the following:
(i) a chief executive officer with proven ability in managing a bank of comparable size and in effectively implementing lending, investment and operating policies in accordance with sound banking practices;
(ii) a senior lending officer with a significant amount of appropriate lending, collection, and loan supervision experience, and experience in upgrading a low quality loan portfolio; and
(iii) a chief operating officer with a significant amount of appropriate experience in managing the operations of a bank of similar size and complexity in accordance with sound banking practices.
(b) The qualifications of management shall be assessed on its ability to:
(i) comply with the requirements of this ORDER;
(ii) operate the Bank in a safe and sound manner;
(iii) comply with applicable laws and regulations; and
(iv) restore all aspects of the Bank to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, risk management, liquidity, and sensitivity to market risk.
(c) During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC's Atlanta Regional Office ("Regional Director") and the OFR (collectively, "Supervisory Authorities"), in writing and within ten business days, of the resignation or termination of any of the Bank’s directors or senior executive officers and provide the reason for the resignation or termination of the individual.  Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer or executive officer, as those terms are defined in Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.101 and Section 655.005, Florida Statutes (2009), the Bank shall comply with the requirements of section 32 of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104, and Section 655.0385, Florida Statutes (2009), and Rule 69U-100.03852, Florida Administrative Code.  The notification shall include a description of the background and experience of the individual or individuals to be added or employed and must be received at least 60 days before such addition or employment is intended to become effective.  If the Regional Director or OFR issues a notice of disapproval pursuant to section 32 of the Act, 12 U.S.C. § 1831i, or Section 655.0385(2)  Florida Statutes (2009), with respect to any proposed individual, then such individual may not be added or employed by the Bank.
(d) Within 60 days from the effective date of this ORDER, the Bank shall develop and approve a written analysis and assessment of the Bank's management and staffing needs (“Management Plan”) for the purpose of providing qualified management for the Bank.  The Management Plan shall include, at a minimum:
(i) identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;
(ii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;
(iii) annual written evaluations of all Bank officers, and staff members to determine whether those individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank's established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition;
(iv) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions consistent with the needs identified in the Management Plan; and
(v) an organizational chart.
(e) The written Management Plan shall also include the requirement that the Board, or a committee thereof consisting of not less than a majority of the individuals who are independent with respect to the Bank, provide supervision over lending, investment and operating policies of the Bank sufficient to ensure that the Bank complies with the provisions of this ORDER.
(f) Such Management Plan and its implementation shall be satisfactory to the Supervisory Authorities.
3.           CAPITAL
(a)           Within 90 days from the effective date of this ORDER, the Bank shall have Tier 1 Capital Ratio in such amount as to equal or exceed eight percent (8%) of its total assets, and shall have Total Risk-Based Capital Ratio in such an amount as to equal or exceed twelve percent (12%) of the Bank’s total risk-based assets.
(b)           Thereafter during the life of this ORDER, the Bank shall maintain a Tier 1 Capital Ratio of at least eight percent (8%) and Total Risk Based Capital Ratio of at least twelve percent (12%).
(c)           The level of Tier 1 Capital to be maintained during the life of this ORDER pursuant to this paragraph shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
(d)           Any increase in Tier 1 Capital necessary to meet the requirements of this paragraph may be accomplished by the following:
(i) sale of common stock; or
(ii) sale of noncumulative perpetual preferred stock; or
(iii) direct contribution of cash by the Board, shareholders, and/or parent holding company; or
(iv) any other means acceptable to the Supervisory Authorities; or
(v) any combination of the above means.
Any increase in Tier 1 Capital necessary to meet the requirements of this paragraph may not be accomplished through a deduction from the Bank's ALLL.
(e)           If all or part of any necessary increase in Tier 1 Capital required by this paragraph is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan.  Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank's existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with the Federal securities laws.  Prior to the implementation of the plan and, in any event, not less than fifteen (15) days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429, and the OFR, Division of Financial Institutions, 200 East Gaines Street, Tallahassee, Florida 32399-0371, for review.  Any changes requested to be made in the plan or materials by the FDIC or the OFR shall be made prior to their dissemination.  If the increase in Tier 1 Capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.
(f)           In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities.  The written notice required by this paragraph shall be furnished within ten (10) days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank's securities who received or was tendered the information contained in the Bank's original offering materials.
(g)           For the purposes of this ORDER, the terms "Tier 1 Capital", "total assets",  “Total Risk-Based Capital” and “Total Risk-Based Capital Ratio” shall have the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325 and Appendix A thereto.
4.          CHARGE-OFF
While this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the OFR, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any asset classified “Loss” and 50 percent of the those classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities.
5.           REDUCTION OF CLASSIFIED ASSETS
(a)           Within 60 days from the effective date of this ORDER, the Bank shall update its written plan to reduce the Bank’s risk exposure in each asset in excess of $1,000,000 classified as “Substandard” or “Doubtful” in the FDIC Report of Examination dated January 25, 2010 (“Report”).  In developing the plan mandated by this paragraph, the Bank shall, at a minimum, with respect to each adversely classified loan, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.
(b)           Within 60 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the aggregate balance of assets classified “Substandard” and “Doubtful” in the Report in accordance with the following schedule:
 (i)           within 180 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” and “Doubtful” in the Report by twenty percent (20%);
(ii)           within 360 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” and “Doubtful” in the Report by forty percent (40%);
(iii)           within 540 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” and “Doubtful” in the Report by fifty-five percent (55%); and
(iv)           within 720 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” and “Doubtful” in the Report by seventy  percent (70%).
(c)           Within 60 days from the effective date of this ORDER, the Bank shall submit the plans required in this paragraph to the Supervisory Authorities for review and comment.  Within 30 days from the receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plans, which approval shall be recorded in the minutes of the meeting of the Board.  Thereafter, the Bank shall implement and fully comply with the plans.  Such plans shall be monitored and progress reports thereon shall be submitted to the Supervisory Authorities at 90-day intervals concurrently with the other reporting requirements set forth in the PROGRESS REPORTS paragraph of this ORDER.
(d)           The requirements of this paragraph are not to be construed as standards for future operations.  Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets.  As used in this paragraph, the word “reduce” means:
(i) to collect;
(ii) to charge-off; or
to sufficiently improve the quality of assets adversely classified to warrant removing anyadverse classification, as determined by the Supervisory Authorities.
6. RESTRICTION ON FUTURE ADVANCES ON CLASSIFIED CREDITS
(a)           Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Doubtful” or “Loss” and is uncollected.  The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.
(b)           Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard”, or is listed for “Special Mention”, and is uncollected.
(c)           Paragraphs 6(a) and (b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank.  Prior to the extension of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing as follows:
(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;
(ii) that the Bank’s position would be improved thereby, including an explanatory statement of how the Bank’s position would be improved; and
(iii) that an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.
(d)           The signed certification shall be made a part of the minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.
7.           CONCENTRATIONS
Within 60 days from the effective date of this ORDER, the Bank shall update its risk segmentation analysis with respect to the concentrations of credit listed on the Concentrations page of the Report.  Concentrations should be identified by product type, geographic distribution, underlying collateral or other asset groups, which are considered economically related and in the aggregate represent a large portion of the Bank’s Tier 1 Capital.  The Bank should refer to Financial Institution Letter 104-2006 dated December 12, 2006, titled Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, for information regarding risk segmentation analysis.  A copy of this analysis shall be provided to the Supervisory Authorities and the Board shall develop a plan to reduce any segment of the portfolio which the Supervisory Authorities deem to be an undue concentration of credit in relation to the Bank's Tier 1 Capital.  The plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
8.           WRITTEN STRATEGIC/BUSINESS PLAN
(a)           Within 30 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities for review and comment an updated written business/strategic plan covering the overall operation of the Bank.  At a minimum, the plan shall establish objectives for the Bank’s earnings performance, growth, balance sheet mix, liability structure, capital adequacy, and reduction of nonperforming and underperforming assets, together with strategies for achieving those objectives.  The plan shall also identify capital, funding, managerial and other resources needed to accomplish its objectives.  Such plan shall specifically provide for the following:
(i) goals for the composition of the loan portfolio by loan type including strategies to diversify the type and improve the quality of loans held;
(ii) goals for the composition of the deposit base including strategies to reduce reliance on volatile and costly deposits; and
(iii) plans for effective risk management and collection practices.
(b) Within 15 days from the receipt of any comments from the Supervisory Authorities, and after due consideration of any recommended changes, the Board shall approve the business/strategic plan, which approval shall be recorded in the minutes of a Board meeting.

9.           PROFIT PLAN
(a)           Within 60 days from the effective date of this ORDER, the Bank update its written plan to improve and/or sustain Bank earnings.  This plan shall be forwarded to the Supervisory Authorities for review and comment and shall address, at a minimum, the following:
(i) goals and strategies for improving and sustaining the earnings of the Bank;
(ii) the major areas in, and means by which the Bank will seek to improve the Bank’s operating performance;
(iii) realistic and comprehensive budgets;
(iv) a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections;
(v) the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and
(vi) coordination of the Bank’s loan, investment, and operating policies and budget and profit planning with the funds management policy.
(b)           Following the end of each calendar quarter, the Board shall continue to evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank in the minutes of the Board meeting at which such evaluation is undertaken.
(c)           Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year.  These plans and budgets shall be submitted to the Supervisory Authorities for review and comment by December 15 of each subsequent year.
10.           ALLOWANCE FOR LOAN AND LEASE LOSSES
Throughout the life of this ORDER, the Board shall continue to maintain the adequacy of the ALLL.  For the purpose of this determination, the adequacy of the ALLL shall continue to be determined after the charge-off of all loans or other items classified "Loss".  The policy shall continue to provide for a review of the ALLL at least once each calendar quarter.  Said review shall be completed in time to properly report the ALLL in the quarterly Reports of Condition and Income.  The review shall continue to focus on the results of the Bank's internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions.  Any deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings.  The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review.  The Bank's policy for determining the adequacy of the ALLL and its implementation shall continue to be satisfactory to the Supervisory Authorities.
11.           INTEREST RATE RISK MANAGEMENT
Within 60 days from the effective date of this ORDER, the Bank shall revise and implement a written policy for managing interest rate risk in a manner that is appropriate to the size of the Bank and the complexity of its assets recommended in the Report.  The policy shall comply with the Joint Inter-Agency Policy Statement on Interest Rate Risk, shall be consistent with the comments and recommendations detailed in the Report and shall include, at a minimum, the means by which the interest rate risk position will be monitored, the establishment of risk parameters, and provision for periodic reporting to management and the Board regarding interest rate risk with adequate information provided to assess the level of risk.  Such policy and its implementation shall be satisfactory to the Supervisory Authorities.
12.           LIQUIDITY/ASSET/LIABILITY MANAGEMENT
(a)           Within 60 days from the effective date of this ORDER, the Bank shall revise and submit to the Supervisory Authorities for review and comment a written plan relating to  liquidity to include the recommendations included in the Report.  Annually thereafter, while this ORDER is in effect, the Bank shall review this plan for adequacy and, based upon such review, shall make necessary revisions to the plan to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.
(b)           Within 30 days after the receipt of all such comments from the Supervisory Authorities, and after revising the plan as necessary, the Bank shall adopt the plan, which adoption shall be recorded in the minutes of a Board meeting.  Thereafter, the Bank shall implement and fully comply with the plan.
13.           RESTRICTIONS ON CERTAIN PAYMENTS
(a)           While this ORDER is in effect, the Bank shall not declare or pay dividends or bonuses without the prior written approval of the Supervisory Authorities.  All requests for prior approval shall be received at least 30 days prior to the proposed payment declaration date (at least 5 days with respect to any request filed within the first 30 days after the date of this ORDER) and shall contain, but not be limited to, an analysis demonstrating that the Bank meets criteria set forth in Section 658.37, Florida Statutes, and detailing the impact such dividend or bonus payment would have on the Bank's capital, income, and/or liquidity positions.  The Supervisory Authorities will not approve a dividend or bonus payment unless the Supervisory Authorities determine that such dividend or payment will not have an adverse or unacceptable impact on the Bank’s capital position, cash flow, concentration of credit, asset quality, and ALLL needs.
(b)           During the term of this ORDER, the Bank shall not issue, or make any distributions of interest, principal or other sums on, subordinated debentures without the prior written approval of the Supervisory Authorities.
14.           BROKERED DEPOSITS

(a)           Throughout the effective life of this ORDER, the Bank shall not accept, renew, or rollover any brokered deposit, as defined by 12 C.F.R. § 337.6(a)(2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b) governing solicitation and acceptance of brokered deposits by insured depository institutions.
(b)           The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 C.F.R. § 337.6.
15.           NO MATERIAL GROWTH WITHOUT NOTICE
While this ORDER is in effect, the Bank shall notify the Supervisory Authorities at least 60 days prior to undertaking asset growth to five percent (5%) or more per annum or initiating material changes in asset or liability composition.  In no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER unless the Bank receives prior written approval from the Supervisory Authorities.
16.           PROGRESS REPORTS
Within 45 days from the end of the first quarter following the effective date of this ORDER, and within 45 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank's Reports of Condition and Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.  All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the minutes of the appropriate Board meeting.
17.          DISCLOSURE

Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Compliance, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429, and to the OFR, Division of Financial Institutions, 200 East Gaines Street, Tallahassee, FL 32399-0371, at least fifteen (15) days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC or the OFR shall be made prior to dissemination of the description, communication, notice, or statement.
The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the OFR, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.
This ORDER shall be effective on the date of issuance.
The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside in writing.
Issued Pursuant to Delegated Authority.
Dated this 2nd day of July, 2010.
/s/
By:           ________________________
Thomas J. Dujenski
Regional Director
Division of Supervision and Consumer Protection
Atlanta Region
Federal Deposit Insurance Corporation

The Commissioner of the OFR having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the OFR to the same degree and to the same legal effect that such ORDER would be binding if the OFR had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to Chapters 120, 655, and 658, Florida Statutes (2009), including specifically Sections 655.033 and 655.041, Florida Statutes (2009).
Dated this 1st day of July, 2010.

/s/
_______________________________

Linda B. Charity
Director
Division of Financial Institutions
Office of Financial Regulation
By Delegated Authority for theCommissioner,
Office of Financial Institutions